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                                                                   EXHIBIT 99.1

                                  Playboy Contact:
                                  Martha Lindeman  312-440-5493

                                  Spice Contact:
                                  Gregory Miller   212-941-1434


               PLAYBOY ENTERPRISES, INC. AND SPICE ENTERTAINMENT
                     COMPANIES, INC. SIGN MERGER AGREEMENT

     CHICAGO, Monday June 1, 1998--Playboy Enterprises, Inc. (PLA-NYSE) and Spice Entertainment Companies, Inc. (SPZE-NASDAQ) today announced that the two companies have signed a definitive merger agreement embodying the terms of their previously announced deal whereby Playboy will acquire all of the outstanding shares of Spice for cash and Playboy stock. The total transaction value, including the assumption of debt, is expected to be approximately $100 million. For each share of Spice, stockholders will receive the following from Playboy:

     /./  $3.60 in cash; and

     /./ 0.1371 shares of Playboy Class B Stock, subject to a collar designed to provide a minimum value of $2.20 or a maximum value of $2.88 per Spice share.

     Under the terms of the merger agreement, Spice's stockholders will also retain ownership of Spice's digital operations center for video and Internet broadcasts, its option to acquire the outstanding stock or assets of Emerald Media, Inc., a leading provider of adult entertainment in the C-Band market, and certain rights to a library of adult films.

     Playboy TV and AdulTVision networks, which reached a total of 20.3 million U.S. cable and direct-to-home households as of March 31, 1998, reported revenues of $14.5 million for the quarter ended March 31.

     Spice's domestic networks, Spice and Adam & Eve, reached 21.5 million households and had revenues of $5.0 million for the same time periods.

     Completion of the merger remains subject to Spice stockholder approval and other customary closing conditions.

     Playboy and Spice intend to promptly begin preparation of a proxy statement/prospectus and obtain the approval of Spice's stockholders. Closing of the transaction is expected to occur during the third calendar quarter.

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     Playboy Enterprises, Inc. is an international multimedia entertainment company that publishes editions of Playboy magazine in 16 countries; creates programming for Playboy TV networks and home video distribution around the world; operates a direct marketing business, including Critics' Choice Video, Collectors' Choice Music and Playboy catalogs and Web sites; markets Playboy-branded consumer products sold worldwide; operates Playboy Online, which includes the Playboy.com and Playboy Cyber Club Web sites; and plans to open the Playboy Casino & Beach Hotel on the Greek island of Rhodes.

     Spice Entertainment Companies is a leading provider of adult television entertainment throughout the world.

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